Exhibit 99.1

                                                       Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

+1 609-964-5123

Universal Display Corporation Announces First Quarter 2020 Financial Results

Withdraws Previously Provided 2020 Revenue Guidance due to COVID-19 Pandemic

EWING, N.J. – May 7, 2020 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the first quarter ended March 31, 2020.

“In these extraordinarily challenging times due to the COVID-19 pandemic, we have been able to keep our employees safe, maintain our business operations and continue our strategic growth programs. During the first quarter, we activated crisis management and business continuity plans to safeguard our people and to ensure our ability to continue our R&D programs, and manufacture and ship to customers our energy-efficient, high-performing UniversalPHOLED materials. Our primary focus remains on the safety and well-being of our employees, customers, partners and community,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “Our first quarter revenues were $112.3 million, which included the full recognition of the safety stock purchased in the fourth quarter of 2019 by a China-based customer due to trade-related concerns, as well as some estimated advanced customer material purchases due to COVID-19 uncertainties. In this evolving environment of a global health crisis, the ultimate scope and duration of which are unknown, it is challenging to make forecasts about future results and as such, we believe it is prudent to withdraw our 2020 guidance.”

Rosenblatt continued, “As we look ahead, we believe that the long-term growth path of OLEDs remains strong, though timing of adoption may shift due to macroeconomic factors. During this time of high uncertainty, we are continuing our R&D initiatives, OLED material shipments and strategic programs to drive further innovation and novel solutions, and to capitalize on the opportunities in the OLED market. With a robust balance sheet of approximately $640 million in cash, a lean operating model and no debt, we plan to continue to invest in our leadership position in the OLED ecosystem and expect to emerge from the current environment even stronger to further enable our customers and the industry.”

Financial Highlights for the First Quarter of 2020

•	Total revenue in the first quarter of 2020 was $112.3 million as compared to $87.8 million in the first quarter of 2019.
•	Revenue from material sales was $66.6 million in the first quarter of 2020 as compared to $54.5 million in the first quarter of 2019.

•	Revenue from royalty and license fees was $43.1 million in the first quarter of 2020 as compared to $30.3 million in the first quarter of 2019.
•	Cost of materials was $20.2 million in the first quarter of 2020 as compared to $13.0 million in the first quarter of 2019.
•	Operating income was $44.5 million in the first quarter of 2020 as compared to $34.4 million in the first quarter of 2019.
•	Net income was $38.2 million or $0.80 per diluted share in the first quarter of 2020 as compared to $31.5 million or $0.66 per diluted share in the first quarter of 2019.

Revenue Comparison

($ in thousands)	Three Months Ended March 31,
	2020	2019
Material sales	$66,575	$54,496
Royalty and license fees	43,078	30,269
Contract research services	2,624	3,000
Total revenue	$112,277	$87,765

Cost of Materials Comparison

($ in thousands)	Three Months Ended March 31,
	2020	2019
Material sales	$66,575	$54,496
Cost of material sales	20,211	12,975
Gross margin on material sales	46,364	41,521
Gross margin as a % of material sales	70%	76%

Withdrawal of 2020 Guidance

As a result of the ongoing uncertainty regarding both the scope and duration of the COVID-19 global pandemic, the Company is withdrawing its previously issued 2020 revenue guidance, issued on February 20, 2020.  Since February 20, the impact of COVID-19 has rapidly expanded globally across Asia, Europe and the United States. The Company anticipates material disruption to industries that utilize OLEDs as a result of the evolving pandemic and its impact on the macroeconomic environment.

Dividend

The Company also announced a second quarter cash dividend of $0.15 per share on the Company’s common stock. The dividend is payable on June 30, 2020 to all shareholders of record on June 15, 2020.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on May 7, 2020 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications.  Founded in 1994, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,000 patents issued and pending worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art

UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal Display works and partners with a network of world-class organizations. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the impact of the COVID-19 pandemic on the Company and otherwise, Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequent Quarterly Reports on Form 10-Q. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$222,744	$131,627
Short-term investments	417,032	514,461
Accounts receivable	82,592	60,452
Inventory	74,068	63,953
Other current assets	15,635	21,946
Total current assets	812,071	792,439
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $60,891 and $57,276	88,350	87,872
ACQUIRED TECHNOLOGY, net of accumulated amortization of $137,613 and $132,468	85,629	90,774
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $5,113 and $4,768	11,727	12,072
GOODWILL	15,535	15,535
INVESTMENTS	5,000	5,000
DEFERRED INCOME TAXES	28,729	30,375
OTHER ASSETS	89,335	86,090
TOTAL ASSETS	$1,136,376	$1,120,157
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,370	$13,296
Accrued expenses	21,648	49,022
Deferred revenue	99,565	97,333
Other current liabilities	4,971	1,857
Total current liabilities	136,554	161,508
DEFERRED REVENUE	49,866	47,529
RETIREMENT PLAN BENEFIT LIABILITY	51,711	51,117
OTHER LIABILITIES	51,548	48,554
Total liabilities	289,679	308,708
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,910,232 and 48,852,193 shares issued, and 47,544,584 and 47,486,545 shares outstanding, at March 31, 2020 and December 31, 2019, respectively	489	489
Additional paid-in capital	621,967	620,236
Retained earnings	280,060	249,003
Accumulated other comprehensive loss	(14,537)	(16,997)
Treasury stock, at cost (1,365,648 shares at March 31, 2020 and December 31, 2019)	(41,284)	(41,284)
Total shareholders’ equity	846,697	811,449
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,136,376	$1,120,157

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2020	2019
REVENUE	$112,277	$87,765
COST OF SALES	22,459	15,814
Gross margin	89,818	71,951
OPERATING EXPENSES:
Research and development	19,497	15,829
Selling, general and administrative	15,403	11,969
Amortization of acquired technology and other intangible assets	5,490	5,486
Patent costs	1,638	1,770
Royalty and license expense	3,284	2,537
Total operating expenses	45,312	37,591
OPERATING INCOME	44,506	34,360
Interest income, net	2,147	2,831
Other income, net	202	282
Interest and other income, net	2,349	3,113
INCOME BEFORE INCOME TAXES	46,855	37,473
INCOME TAX EXPENSE	(8,700)	(5,999)
NET INCOME	$38,155	$31,474
NET INCOME PER COMMON SHARE:
BASIC	$0.80	$0.66
DILUTED	$0.80	$0.66
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,093,033	46,892,914
DILUTED	47,122,829	46,931,999
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.10

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$38,155	$31,474
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue and recognition of unbilled receivables	(40,511)	(26,976)
Depreciation	3,615	2,758
Amortization of intangibles	5,490	5,486
Change in excess inventory reserve	611	224
Amortization of premium and discount on investments, net	(2,005)	(1,741)
Stock-based compensation to employees	5,735	3,610
Stock-based compensation to Board of Directors and Scientific Advisory Board	254	516
Deferred income tax expense (benefit)	940	(592)
Retirement plan expense	1,414	1,501
Decrease (increase) in assets:
Accounts receivable	(22,140)	(8,995)
Inventory	(10,726)	1,735
Other current assets	7,706	177
Other assets	(3,245)	(2,966)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(29,340)	(12,117)
Other current liabilities	3,114	3,744
Deferred revenue	43,685	33,080
Other liabilities	2,994	3,132
Net cash provided by operating activities	5,746	34,050
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,782)	(13,283)
Purchases of intangibles	—	(401)
Purchases of investments	(148,592)	(165,471)
Proceeds from sale of investments	250,400	170,050
Net cash provided by (used in) investing activities	97,026	(9,105)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	259	204
Repurchase of common stock	—	(649)
Payment of withholding taxes related to stock-based compensation to employees	(4,816)	(5,757)
Cash dividends paid	(7,098)	(4,717)
Net cash used in financing activities	(11,655)	(10,919)
INCREASE IN CASH AND CASH EQUIVALENTS	91,117	14,026
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	131,627	211,022
CASH AND CASH EQUIVALENTS, END OF PERIOD	$222,744	$225,048
The following non-cash activities occurred:
Unrealized gain on available-for-sale securities	$2,380	$60
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	689	(351)